Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), is hereby entered into effective as of November 2, 2006 (the “Effective Date”), between JACK W. CALLICUTT (the “Executive”) and CORAUTUS GENETICS INC., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the Executive is currently employed by the Company as Vice President-Finance and Administration, Chief Accounting Officer and Assistant Secretary and has been elected to serve as Senior Vice President, Chief Financial Officer and Secretary effective as of January 1, 2007; and

WHEREAS, the Company desires to set forth the terms and conditions of the Executive’s employment in this Employment Agreement, which on the Effective Date, shall supersede that certain the Executive’s Employment Agreement with the Company, dated October 1, 2005, as amended on May 15, 2006 (the “Prior Employment Agreement”), and any prior offer letters or any other agreements with respect to the terms and conditions of the Executive’s employment with the Company, and to continue the employment of the Executive pursuant to the terms and conditions of this Agreement; and

WHEREAS, the Executive desires to continue his employment with the Company pursuant to the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive hereby agree as follows:

ARTICLE 1

DUTIES AND AUTHORITY

1.1 Employment. The Company hereby agrees to employ the Executive from the Effective Date through December 31, 2006 as its Vice President-Finance and Administration, Chief Accounting Officer and Assistant Secretary and from January 1, 2007 through the Employment Period (as defined in Article 2) as its Senior Vice President, Chief Financial Officer and Secretary reporting to the Chief Executive Officer of the Company (the “CEO”), and the Executive hereby accepts such employment by the Company, upon the terms and conditions set forth in this Agreement.

1.2 Duties of Executive as Employee. The Executive shall perform the duties customary for the position of Senior Vice President, Chief Financial Officer and Secretary of the Company, and such other duties as the CEO may from time to time assign to him. During the Employment Period, the Executive shall perform the duties properly assigned to him hereunder, shall devote substantially all of his business time, attention and effort to the affairs of the Company and shall use his best efforts to promote the interests of the Company. Executive shall not, without the prior written consent of the CEO engage in any other business activities, whether or not such business activity is pursued for profit, gain or other pecuniary advantage; provided, however, that (i) Executive may invest his assets in a form or manner as shall not require any services on his part in the operation of the affairs of the enterprises in which the investments are made, and (ii) Executive may serve on civic or charitable boards or committees if such service does not individually or in the aggregate significantly interfere with the performance of his duties under this Agreement. Executive shall conduct himself at all times in a business-like and professional manner as appropriate for his position and shall represent the Company in all respects in compliance with good business and ethical practices. In addition, the Executive shall be subject to and abide by the policies and procedures of the Company applicable to personnel of the Company, as may be adopted from time to time.

ARTICLE 2

TERM

Unless terminated earlier as provided in Article 4, this Agreement shall extend for a period of two (2) years and two (2) months from the Effective Date (the “Initial Term”). For purposes of this Agreement, the term of employment (the “Employment Period”) shall commence on the Effective Date and end on the date as of which this Agreement is terminated under this Article 2 or terminated under Article 4, whichever is earlier.

ARTICLE 3

COMPENSATION

3.1 Base Salary. The Company hereby agrees to continue to pay Executive his current base salary of $187,000 per annum (pro rated for partial years) from November 2, 2006 through December 31, 2006 and to adjust the Executive’s base salary to $210,000 per annum (pro rated for partial years) from January 1, 2007 through the Employment Period, payable semi-monthly in arrears pursuant to the normal payroll practices of the Company. The Executive’s base salary will be reviewed annually upon the recommendation of the CEO to the Compensation Committee and the independent members of the Board. Any adjustment in salary shall be deemed to constitute an amendment of this Agreement solely with respect to the base salary provided in this Section 3.1.

3.2 Annual Bonus. The Executive is eligible to participate in any annual incentive, performance or other bonus program established by the Company or may receive any annual incentive, performance or other bonuses (“Annual Bonus”), in cash, options or common stock of the Company or other property, as may be recommended by the CEO and approved by the Compensation Committee and the independent members of the Board. Notwithstanding the generality of the foregoing, the Executive shall be entitled to receive a lump sum cash payment of $40,000 on January 1, 2007 (unless the Executive voluntarily terminates his employment without Good Reason prior to that date) as a performance bonus for his service to the Company in 2006, and an additional lump sum cash payment of $35,000 if he is employed by the Company on March 31, 2007. If the Executive is employed on the date(s) provided herein, the cash payment(s) shall be paid to the Executive no later than the next regularly scheduled payroll date following the date the Executive becomes entitled to such payment. Both such lump sum cash payments are in lieu of any bonus to which Executive may have been entitled under his prior employment agreement with the Company.

3.3 Long-Term Incentives. The Executive is eligible to participate in any long-term incentive compensation program established by the Company or may receive long-term incentive compensation, including equity compensation awarded in accordance with and subject to the terms of the Corautus Genetics Inc. 2002 Stock Plan (the “Plan”), as may be recommended by the CEO and approved by the Compensation Committee and the independent members of the Board.

3.4 Stock Options. With regard to all stock options held by Executive as of the Effective Date or stock options issued in the future to Executive, subject to the provisions of the Plan regarding Changes in Control and the maximum 10-year term of the options, each option, once exercisable, shall remain exercisable for the periods stated below following the Executive’s termination of all of his Service Provider (as defined in the Option Plan) relationships with the Company:

(i) If such termination is a voluntary termination by Executive without Good Reason (as defined below) or in the absence of a Change of Control (as defined below) or by the Company for Cause, for three (3) months following the date of termination and;

(ii) If such termination occurs for any other reason, for a period ending on the later of (a) the 15th day of the third month following the original expiration date of the option under its terms, or (b) December 31 of the calendar year in which the original expiration date of the option would occur but for this provision.

3.5 Employee Benefits. At all times during the Employment Period, Executive shall be entitled to participate in any employee benefits (including but not limited to retirement plans, group insurance, life insurance, hospitalization, medical, dental, health and accident, disability or similar plan or program) of the Company now existing or established hereafter to the extent that he is eligible under the general provisions thereof and on the same basis as similarly-situated employees. However, Executive acknowledges and agrees that the Company may, in its sole discretion and from time to time, establish, curtail, modify or eliminate any such plans or programs.

3.6 Vacation. During the Employment Period, Executive shall be entitled to accrue up to four (4) weeks of paid vacation time annually on a pro rata basis per month of employment beginning on the Effective Date, in accordance with the practices and policies of the Company. The days selected for Executive’s vacation shall be mutually and reasonably agreeable to Company and Executive.

3.7 Reimbursement of Expenses. The Company shall reimburse Executive for all reasonable expenses that Executive incurs in connection with the duties of his employment by the Company, in accordance with the Company’s normal policies regarding business expense reimbursement, as in effect from time to time. Any reimbursements under this paragraph shall be made upon Executive’s presentation to the Company of such expenses in such form and in such detail as the Company may request. Executive shall not be permitted to approve his own expenses.

ARTICLE 4

TERMINATION OF EMPLOYMENT

4.1 Termination. The Executive understands and agrees that the Company may terminate this agreement at any time, subject to the provisions of this Agreement. This Agreement shall terminate prior to the end of the Employment Period specified in Article 2 upon the occurrence of the first of the following:

(a) Death or Disability. This Agreement shall terminate upon (i) the death of the Executive, or (ii) the effective date of a written determination by the Board that the Executive is not able, due to injury or illness, to continue to meet his obligations under this Agreement for all or a substantial portion of the then-remaining Employment Period.

(b) Termination by Company For Cause. The Board may terminate this Agreement for Cause (as defined below) at any time after providing the Executive with written notice, and in such event, the Executive shall forfeit as of the date of such termination specified in such notice any right to any compensation, bonuses, stock options or other benefits under this Agreement accruing, vesting or becoming exercisable after the date of termination. Notwithstanding anything in this Section 4.1(b) to the contrary, the effect of the termination of the Executive’s employment on the Executive’s subsequent entitlement to benefits under any bonus arrangement, stock option agreement and plan or employee benefit plan shall be determined in accordance with the governing documents with respect to such arrangements, agreements or plans, respectively.

(c) Termination by Company Without Cause. The Company may terminate this Agreement at any time for any reason at its discretion upon thirty (30) days’ advance written notice to Executive.

(d) Voluntary Termination by Executive for Good Reason or following a Change of Control. Executive may terminate this Agreement for Good Reason (as defined below) at any time after providing the Company with written notice and an opportunity to cure or following a Change of Control at any time after providing the Company with a least 30 days written notice.

4.2 Payment Upon Termination. Upon termination of this Agreement, Executive shall be entitled to the following:

(a) Accrued Compensation and Benefits. Except as otherwise specified in this Agreement, Executive shall receive any compensation, bonuses, stock options, accrued but unused vacation any other benefits under this Agreement which had accrued, vested, become exercisable or become due and payable as of the date of termination; provided, however, that except as otherwise provided in this Agreement, (i) no bonus other than specified in Section 3.2 for a given period shall be deemed to have accrued or become due and payable unless and until the Executive has remained employed through the last day of such period, and (ii) the exercise of such options shall be governed by the applicable terms and conditions of the relevant option grant and the stock option plan pursuant to which it was granted.

(b) Termination Without Cause or Termination Following a Change in Control or for Good Reason. In the event that (i) this Agreement is terminated by the Company without Cause during the Initial Term or (ii) Executive terminates this Agreement following a Change in Control or Executive terminates this Agreement for Good Reason, Executive shall receive, in addition to any other benefits to which Executive may be entitled under Section 4.2(a), a severance payment equal to one (1) year’s salary at his then current rate of base salary (which payment shall include, and not be in addition to, the thirty-day notice period). This severance payment shall be payable in a lump sum cash payment on the date one day following the date of the Executive’s termination.

(c) Termination Due to Expiration of Agreement, Cause, Death, Disability or Voluntary Termination. In the event that this Executive’s employment terminates because of (A) expiration at the end of either the Initial Term, or (B) death or disability as specified in 4.1(a), or (C) termination for Cause under Section 4.1(b), the Executive shall not be entitled to any severance payment or additional benefits from the Company.

4.3 Definitions.

(a) Cause. For purposes of this Agreement, “Cause” shall mean:

(i) the willful and continuous failure of Executive to substantially perform the Executive’s duties (other than as a result of a written determination of injury or illness as provided in Section 4.1(a)), after the Company delivers to the Executive a written demand for substantial performance that specifically identifies the manner in which the Company believes that the Executive has not substantially performed the Executive’s duties and the Executive has failed to cure the identified deficiencies within ten (10) business days of receipt of such notice;

(ii) the Executive’s conviction of a felony or a crime of moral turpitude (including, without limitation, any nolo contendere plea), or any adjudication of a perpetration by the Executive of a common law fraud;

(iii) the Executive’s engagement in any activity that is in conflict of interest or competitive with the Company or its affiliates (other than any isolated, insubstantial and inadvertent action not taken in bad faith and which is promptly remedied by the Executive upon notice by the Company);

(iv) Executive’s engaging in any knowing act of fraud or dishonesty against the Company or any of its affiliates or any material breach of federal or state securities laws or regulations; or

(v) the Executive’s harassment of any individual in the workplace based on age, gender or other protected status or class or violation of any policy of the Company regarding harassment, but only following an investigation by an independent third party into the harassment claim which substantiates such claim.

(b) Change in Control. For purposes of this Agreement, a “Change in Control” of the Company shall mean the occurrence of any one of the following events, as determined under the provisions of Section 409A of the Internal Revenue Code of 1986, as amended:

(i) Change in Ownership. A change in the ownership of a corporation occurs on the date that any one person, or more than one person acting as a group, acquires ownership of stock of the corporation that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of such corporation. However, if any one person or more than one person acting as a group, is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of a corporation, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the corporation (or to cause a change in the effective control of the corporation (within the meaning of subsection (ii) herein). An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the corporation acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this section. This applies only when there is a transfer of stock of a corporation (or issuance of stock of a corporation) and stock in such corporation remains outstanding after the transaction.

(ii) Change in Effective Control. A change in the effective control of a corporation occurs on the date that either:

(1) Any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the corporation possessing 35 percent or more of the total voting power of the stock of such corporation; or

(2) a majority of members of the corporation’s board of directors is replaced during any 12-month period, provided that for purposes of this paragraph (ii), the term corporation refers solely to the relevant corporation for which no other corporation is a majority shareholder for purposes of that paragraph (for example, if Corporation A is a publicly held corporation with no majority shareholder, and Corporation A is the majority shareholder of Corporation B, which is the majority shareholder of Corporation C, the term corporation for purposes of this paragraph would refer solely to Corporation A).

A change in effective control may occur in any transaction in which either of the two corporations involved in the transaction has a Change in Control Event.

(iii) Change in Ownership of a Substantial Portion of Assets. A change in the ownership of a substantial portion of a corporation’s assets shall occur on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the corporation that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the corporation immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

In determining whether a Change in Control has occurred, the following rules shall apply:

(1) Identification of relevant corporation(s). To constitute a Change in Control, the event must relate to (i) the corporation for whom the participant is performing services at the time of the Change in Control event, (ii) the corporation that is liable for the payment of the deferred compensation (or all corporations liable for the payment if more than one corporation is liable), or (iii) a corporation that is a majority shareholder of a corporation identified in (i) or (ii), or any corporation in a chain of corporations in which each corporation is a majority shareholder of another corporation in the chain, ending in a corporation identified in (i) or (ii). For purposes of this paragraph, a majority shareholder is a shareholder owning more than 50% of the total fair market value and total voting power of such corporation.

(2) Stock Attribution Rules. For purposes of this section, Code Section 318(a) applies to determine stock ownership. Stock underlying a vested option is considered owned by the individual who holds the vested option (and the stock underlying an unvested option is not considered owned by the individual who holds the unvested option). For purposes of the preceding sentence, however, if a vested option is exercisable for stock that is not substantially vested (as defined by Treasury Regulation Sections 1.83-3(b) and (j)), the stock underlying the option is not treated as owned by the individual who holds the option. In addition, mutual and cooperative corporations are treated as having stock for purposes of this paragraph.

(3) Persons Acting as a Group. For purposes of this section, persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time or as a result of the same public offering. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the corporation. If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.

(4) Transfers to a related person. There is no Change in Control event when there is a transfer to an entity that is controlled by the shareholders of the transferring corporation immediately after the transfer. A transfer of assets by a corporation is not treated as a change in the ownership of such assets if the assets are transferred to:

a. A shareholder of the corporation (immediately before the asset transfer) in exchange for or with respect to its stock;

b. An entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the corporation;

c. A person, or more than one person acting as a group, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding stock of the corporation; or

d. An entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in paragraph (c).

For purposes of this paragraph and except as otherwise provided, a person’s status is determined immediately after the transfer of the assets. For example, a transfer to a corporation in which the transferor corporation has no ownership interest before the transaction, but which is a majority owned subsidiary of the transferor corporation after the transaction is not treated as a change in the ownership of the assets of the transferor corporation.

(c) Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any one of the following events unless Executive specifically agrees in writing that such event shall not constitute Good Reason:

(i) the reduction of the Executive’s base salary below the level set pursuant to this Agreement as then in effect (a voluntary deferral by Executive of his cash compensation shall not be considered a reduction of Executive’s base salary for purposes of this Section 4.3(c)(i));

(ii) any material adverse change in the status, responsibilities, or perquisites of Executive;

(iii) the failure of the Company to assign this Agreement to a successor to the Company or failure of a successor to the Company to explicitly assume and agree to be bound by this Agreement;

(iv) any requirement by the Company that Executive relocate his permanent personal residence (with or without Company reimbursement of moving expenses) to any location other than his primary residence on the Effective Date; and

(v) any requirement by the Company that Executive spend more than twenty five percent (25%) of his time working at a location that is not where the Company is currently headquartered.

4.4 Other Benefits After Termination Date. Except for the payments and benefits, if any, provided under this Article 4, no other benefits, compensation or other remuneration of any type, whether taxable or nontaxable, shall be payable to the Executive after his termination of employment, except as required by law or by the applicable terms and provisions of any employee benefit plan applicable to the Executive.

4.5 General Release. Notwithstanding anything in this Article 4 to the contrary, the Executive agrees that in the event of any termination of this Agreement that results in the payment of severance pay pursuant to this Article 4, as a condition to receipt of and as consideration for such payment, prior to the payment of any such severance pay, the Executive shall sign a general release of any and all claims that the Executive, his heirs and assigns and/or his estate may have against the Company and its related parties, in such form as the Company may require.

ARTICLE 5

RESTRICTIVE COVENANTS

5.1 Reasonableness of Restrictive Covenants. Executive understands and acknowledges that the Company is engaged in the development and marketing of gene therapy products in the field of angiogenesis (the “Business”), and that because of his position and the scope of his duties as Executive for the Company he has (i) intimate knowledge of the business of the Company including, but not limited to, knowledge of Confidential Information (as defined below) and (ii) knowledge of and relationships with the investors, customers and suppliers of the Company. Executive agrees and acknowledges that such knowledge, access, and relationships are such that if Executive were to compete with the Company, in engaging in the Business within the United States, at any time during the Employment Period, the Company would suffer harm and would be severely and irreparably damaged. Executive agrees that the Restrictive Covenants contained herein are reasonable and necessary to protect the confidentiality of the trade secrets, and other Confidential Information concerning the Company acquired by Executive. The provisions of this Agreement shall be interpreted so as to protect those trade secrets and Confidential Information, and to secure for the Company the exclusive benefits of the work performed on behalf of the Company by the Executive under this Agreement, and not to limit unreasonably his ability to engage in employment and consulting activities in noncompetitive areas which do not endanger the Company’s legitimate interests expressed in this Agreement. Accordingly, Executive acknowledges and agrees that the provisions contained in Sections 5.2, 5.3, 5.4, 5.5, 5.6, 5.7, and 5.8 (the “Restrictive Covenants”) are reasonable and valid in all respects. Executive acknowledges and agrees that the compensation provided to Executive hereunder is provided, in part, as consideration for his agreement to the Restrictive Covenants.

5.2 Confidentiality. Executive agrees that he may not at any time during, or within two (2) years subsequent to, the Employment Period, directly or indirectly, use or disclose any Confidential Information, except as such use or disclosure is required in connection with the Executive’s performance of his duties to the Company unless a formal written contract is entered into by Executive and the Company providing the terms and conditions of use or as otherwise permitted by the confidentiality policy adopted by the Board, as in effect from time to time. The obligations of this Section 5.2 shall terminate with respect to any particular portion of Confidential Information if: (a) it is in the public domain at the time the Company discloses it to Executive; or (b) it enters the public domain subsequent to the time of the Company’s disclosure to Executive and without any fault or disclosure on the part of Executive; or (c) it was known to Executive prior to the disclosure by the Company, free of any obligation of confidence, as evidenced by Executive’s written records; or (d) it is required to be disclosed by law, regulation, or order of a governmental agency or a court of competent jurisdiction, provided however that the Executive, to the extent practical, shall provide written notice to the Company prior to such disclosure and shall take all reasonable steps to restrict and maintain confidentiality of any such disclosure. Notwithstanding the two (2) year limitation above, Confidential Information that is a Trade Secret shall remain confidential for as long as such Confidential Information continues to be a Trade Secret under applicable law. Upon termination of this Agreement, Executive must deliver to the Company all Confidential Material in his possession. As used in this paragraph, the terms “Confidential Information,” “Confidential Material” and “Trade Secret” have the following meanings:

(a) “Confidential Information” is defined as any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customer lists and customers (including, but not limited to, customers of the Company on whom the Executive called or with whom the Executive became acquainted during his employment with the Company), markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information disclosed to the Executive by the Company either directly or indirectly in writing, orally or by drawings or observations of parts or equipment. Confidential Information does not include any of the foregoing items which have become publicly known and made generally available through no wrongful act of the Executive or of others who were under confidentiality obligations as to the item or items involved.

(b) “Confidential Material” means any document, writing or other informational media of any kind, obtained by Executive as a consequence of or through his affiliation with the Company, containing any Confidential Information and includes, without limiting the generality of the foregoing, customer lists, financial data, computer programs, business plans, investment sources, operating instructions or techniques, forms or manuals, and procedural instructions.

(c) “Trade Secret” means any information provided or obtained from one party to the other party without regard to form, which: (a) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable through proper means by, other persons who can obtain economic value from its disclosure or use, and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

5.3 Conflicting Employment and Business Opportunities. Executive agrees that during the Employment Period and during any period following termination of employment in which he is receiving severance pay or other compensation from the Company that:

(a) he shall not directly or indirectly engage in any employment, occupation, consulting, or other business activity which the Company shall determine in good faith to be in competition with the Company or to interfere with his duties as an employee of the Company; and

(b) he shall not engage in any business enterprise that would be in competition with the Company; and

(c) he shall promptly disclose to the Company’s appropriate corporate officers or directors all business opportunities that are (i) presented to Executive in his capacity as an officer or employee of the Company, and (ii) of a similar nature to the type of business the Company currently engaged in or has expressed an interest in engaging in the future; and

(d) he shall not usurp or take advantage of any such business opportunity without first offering such opportunity to the Company.

5.4 Nonsolicitation of Employees. During the Employment Period and continuing for one (1) year thereafter, the Executive shall not, without the prior written consent of the Company, directly or indirectly, as a sole proprietor, member of a partnership, stockholder or investor, officer or director of a corporation, or as an employee, associate, executive, consultant or agent of any person, partnership, corporation or other business organization or entity other than the Company, solicit or endeavor to entice away from the Company or its affiliates any employee of or consultant to the Company to leave the Company.

5.5 Inventions.

(a) Executive agrees to disclose promptly to the proper officers of the Company, and the Board, in writing any idea, invention, work of authorship (including, but not limited to computer programs, software and documentation), formula, device, improvement, method, process or discovery (each, an “Invention”), whether or not such Invention is entitled to any sort or type of intellectual property protection whatsoever, which relates to the Company’s business that Executive conceives, makes, develops, or works on, in whole or in part, solely or jointly with others during the Employment Period. Executive understands that this Agreement is not intended to require assignment of any of Executive’s rights in an Invention that Executive develops entirely on Executive’s own time without using the Company’s equipment, supplies, facilities or trade secret information except for those Inventions that either: (1) relate at the time of conception or reduction to practice of the Invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company; or (2) result from any work performed by Executive for the Company. Executive further understands that the Company has the right to review, in confidence, all Inventions conceived by Executive, solely or jointly with others, during the Employment Period to determine questions of rights to Inventions falling within the scope of this Agreement.

(b) Inventions, if any, patented or unpatented, which the Executive made prior to the commencement of employment with the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, the Executive shall set forth on Exhibit A (List of Prior Inventions and Original Works of Authorship), attached hereto, a complete list of all Inventions that Executive, either alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of employment with the Company, that Executive considers to be his property or the property of third parties and that Executive wishes to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”). If disclosure of any such Prior Invention would cause Executive to violate any prior confidentiality agreement, Executive shall only disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. If no disclosure of any Prior Inventions is attached, Executive represents that there are no Prior Inventions. If, in the course of employment with the Company, Executive incorporates a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention. Notwithstanding the foregoing, Executive shall not incorporate, or permit to be incorporated, Prior Inventions without the Company’s prior written consent.

(c) It is expressly agreed that the Inventions created by Executive hereunder which either: (1) relate at the time of conception or reduction to practice of the Invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company; or (2) result from any work performed by Executive for the Company shall be considered specially ordered or commissioned “works made for hire,” as such term is defined under the United States Copyright Act of 1976, as amended (the “Act”), and that such works and the copyright interests therein and thereto shall belong solely and exclusively to the Company and shall be considered the property of the Company for purposes of this Agreement, including without limitation all worldwide copyright, trademark, patent, trade secret or other proprietary rights. To the extent that such works do not constitute “works made for hire” under the Act, Executive, in consideration of $1.00 and other good and valuable consideration, the receipt and adequacy of which hereby are acknowledged, hereby irrevocably assigns to the Company, its successors and assigns, without royalty or any other further consideration, (i) all rights, title and interests in and to the copyrights of the Inventions and all renewals and extensions of the copyrights that may be secured under existing or future laws, and (ii) all other rights, title and interests he may have in the Inventions. Accordingly, the Company shall have the right to register the Inventions in the Company’s name as the owner and author of such Inventions. Executive shall, upon request by the Company and at the Company’s expense, promptly execute, acknowledge or deliver any documents or instruments deemed reasonably necessary by the Company to document, enforce, protect or otherwise perfect the Company ‘s copyright and other interests in the Inventions.

(d) Without limiting the generality or effect of any other provision of this Agreement, Executive agrees to assign and hereby assigns to the Company without royalty or any other further consideration his entire right, title and interest in and to any Invention Executive is required to disclose hereunder. Executive also agrees to assign all of his right, title and interest in and to any particular Inventions required to be disclosed hereunder to the United States (or one of its agencies) or another third party whenever such full title is required to be in such third party by a contract between the Company and the third party or as directed by the Company in its discretion.

(e) Executive agrees to make and maintain adequate, complete and current written records of all Inventions covered by this Agreement. These records shall be and remain the property of the Company.

(f) Executive agrees to assist the Company in obtaining, maintaining, and enforcing patents and other proprietary rights in connection with any Invention covered under this Agreement for which the Company has or obtains any right, title or interest. Executive further agrees that his obligations under this subsection shall continue beyond the termination of the Employment Period, but if Executive is called upon to render such assistance after the termination of the Employment Period, Executive shall be entitled to a fair and reasonable rate of compensation for such assistance. Executive shall, in addition, be entitled to reimbursement of any out-of-pocket expenses incurred at the request of the Company relating to such assistance.

(g) Executive agrees that during the Employment Period and for one (1) year after termination of the Employment Period, Executive will promptly disclose to the Company fully and in writing (i) all Inventions authored, conceived or reduced to practice by the Executive, either alone or jointly with others and (ii) all patent applications filed by Executive or on his behalf.

(h) Executive represents that there are no other contracts to assign Inventions that are now in existence between any other person or entity and Executive. Executive further represents that he has no other employment or undertakings which might restrict or impair his performance of this Agreement. Executive shall not, in connection with his engagement as an officer and employee of the Company, use or disclose to the Company any confidential trade secret or other proprietary information of any previous employer or other person to which Executive is not lawfully entitled.

5.6 Use and Return of Documents and Property. Executive acknowledges that in the course of his employment with the Company, he shall have the opportunity to inspect and use certain property, both tangible and intangible, of the Company and its affiliates. All such property shall remain the exclusive property of the Company and its affiliates, and Executive has and shall have no right or interest in such property. Executive shall use Company property only during employment and only in the performance of his job and to further the Company’s interests, and he shall not remove Company property from the Company’s premises except to the extent necessary to perform his duties and to the extent approved by the Company, either expressly or generally under its policies. Promptly upon the Executive’s date of termination of employment, Executive shall return to the Company all of the Company’s memoranda, notes, records, data, books, sketches, computer programs, audio-visual materials, correspondence, lists, every piece of information recorded in any form, and all other tangible property.

5.7 Notification of New Employer. Executive agrees that the Company may notify any subsequent party which engages the services of Executive of Executive’s rights and obligations under this Agreement.

5.8 Remedy for Breach. Executive acknowledges and agrees that his breach of any of the Restrictive Covenants contained in this Agreement would cause irreparable injury to the Company and that remedies at law of the Company for any actual or threatened breach by Executive of such provisions would be inadequate. Accordingly, Executive acknowledges and agrees that the Company shall be entitled to specific performance of the provisions in such sections or injunctive relief against activities in violation of such sections, or both, by temporary or permanent injunction or other appropriate judicial remedy, writ or order, without the necessity of proving actual damages. This provision with respect to injunctive relief shall not diminish the right of the Company to claim and recover damages against Executive for any breach of this Agreement in addition to injunctive relief. In particular, but without limitation, any benefits to which the Executive may be entitled under this Agreement shall be forfeited as of the date Executive first breaches his obligations under this Agreement, subject to the right to cure any such breach specified in this Agreement. Executive acknowledges and agrees that, he shall be responsible for all legal expenses, including actual attorneys fees, which the Company incurs in pursuing remedies, whether legal or equitable, for any actual or threatened breach of this Agreement by Executive, provided that Executive shall have this obligation only if the Company is the prevailing party in any such action. Executive acknowledges and agrees that the Restrictive Covenants contained in this Agreement shall be construed as agreements independent of any other provision of this or any other contract between the parties hereto, and that the existence of any claim or cause of action by Executive against the Company, whether predicated upon this or any other contract, shall not constitute a defense to the enforcement by the Company of said Provisions.

ARTICLE 6

MISCELLANEOUS

6.1 Entire Agreement. Except as otherwise specifically provided in this Agreement, all prior negotiations and agreements by and among the Company (including, without limitation, with any officer of the Company acting on behalf of the Company) and the Executive with respect to the subject matter of this Agreement are superseded by this Agreement, effective on the Effective Date and there are no other representations, warranties, understandings or agreements with respect to the subject matter of this Agreement. Except as may be otherwise specifically provided in this Agreement, no change, modification, addition or termination of this or any part of this Agreement shall be valid unless in writing and signed by or on behalf of the party to be charged therewith.

6.2 Severability. It is the intention of the parties hereto that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws of each state and jurisdiction in which such enforcement is sought, but that the unenforceability (or the modification to conform with such laws) of any provision hereof shall not render unenforceable or impair the remainder of this Agreement which shall be deemed amended to delete or modify, as necessary, the invalid or unenforceable provisions. The parties further agree to alter the balance of this Agreement in order to render the same valid and enforceable. The terms of the restrictive covenant provisions of this Agreement shall be deemed modified to the extent necessary to be enforceable.

6.3 No Waivers. No failure or delay on the part of any party exercising any power or right under this Agreement shall operate as a waiver of that power or right, and no single or partial exercise of any right or power shall preclude any other of further exercise thereof, or the exercise of any other right or power under this Agreement.

6.4 Notices. Any notice or consent required or permitted hereunder shall be deemed to have been given when hand-delivered or mailed by registered mail, postage prepaid and return-receipt requested to the intended recipient at the following address:

If to the Company:	Corautus Genetics, Inc.
75 Fifth Street, NW
Suite 700
Atlanta, GA 30308

With a copy to:	McKenna Long & Aldridge, LLP
Attn: Robert E. Tritt, Esq.
303 Peachtree Street
Suite 5300
Atlanta, GA 30308

If to Executive:	Mr. Jack W. Callicutt
At Executive’s last known address as reflected in Company records

Each party may modify its written notice address by written notice to the other party, provided that, notwithstanding any contrary provision of this Agreement, such change of address notice shall not be effective until received by the party to whom it is directed.

6.5 Successors and Assigns. This Agreement shall inure to the benefit of the Company and its successors and assigns, including any entity directly or indirectly controlling, controlled by, or under direct or indirect common control with the Company. This Agreement is personal to Executive and may not be assigned or transferred by Executive.

6.6 Withholding and Offsets. Notwithstanding anything in this Agreement to the contrary, all payments to Executive under this Agreement are subject to all withholding deductions mandated by applicable law (including, without limitation, withholding for income and social security taxes) and deductions (if any) approved by Executive (including, without limitation, any deductions for the employee contribution for benefit programs as the Company, in its discretion, may from time to time establish), and may be further reduced by any amount owed by the Executive to the Company at the time the payment is made in satisfaction of such obligation, to the extent permitted under applicable law.

6.7 Governing Law/Survival. This Agreement shall be governed by the laws of the State of Georgia. The provisions of Article 4, Article 5 and Sections 6.4, 6.6, 6.7 and 6.8 shall survive the termination of this Agreement.

6.8 Arbitration. Any claim or dispute arising under this Agreement, with the exception of a claim or dispute arising under Article 5 in which the Company is seeking specific performance or injunctive relief in accordance with Section 5.8, shall be subject to arbitration, and prior to commencing any court action, the parties agree that they shall arbitrate all controversies. The party seeking arbitration must initiate the arbitration process within one (1) year after acquiring knowledge of the claim by written notice to the other party as provided in Section 6.4 including a statement of the claim. The arbitration shall be conducted in the city in which the Executive performed the majority of his services for the Company and shall be conducted in accordance with the Employment Dispute Rules of the American Arbitration Association and the Federal Arbitration Act, 9 U.S.C. §1, et. seq.

The arbitrator(s) shall be neutral and shall be authorized to award any remedies available under applicable law. The Company shall pay the arbitrator’s expenses and fees and any other expenses that would not have been incurred if the case were litigated in the judicial forum having jurisdiction over it. Each party shall pay its own attorney fees, witness fees and other expenses incurred by the party for his/her/its own benefit, provided, however, that the arbitrator(s) may award attorneys’ fees and costs in such proportion as he/she/they may decide, consistent with applicable law. Such an award shall be in writing and explain the basis therefor, and shall be binding and conclusive upon the parties hereto, subject to 9 U.S.C. §10. Each party shall have the right to have the award made the judgment of a court of competent jurisdiction.

/s/ JWC Executive’s Initials

/s/ JRL Company’s Signator’s Initials

6.9 Employee’s Representations. The Executive hereby represents and warrants to the Company that he (a) is not now under any obligation of a contractual or quasi-contractual nature that is inconsistent or in conflict with this Agreement or that would prevent, limit or impair the performance by the Executive of his obligations hereunder; and (b) has been advised that he should be represented by legal counsel in the preparation, negotiation, execution and delivery of this Agreement and understands fully the terms and provisions hereof.

6.10 Beneficiary. If Executive dies prior to receiving all of the amounts payable to him in accordance with the terms of this Agreement, such amounts shall be paid to the beneficiary designated in writing by the Executive in such form as required by the Company. In the absence of such designation, any such amount shall be paid to Executive’s estate.

6.11 Further Assurances. Each of the parties hereto agrees to take or cause to be taken, all actions necessary, proper or advisable to effect the transactions contemplated by this Agreement.

6.12 Nonalienation. Benefits payable under this Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, prior to actually being received by Executive or a beneficiary, as applicable, and any such attempt to dispose of any right to benefits payable hereunder shall be void.

6.13 Captions. The names of the Articles and Sections of this Agreement are for convenience of reference only and do not constitute a part hereof.

6.14 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, Executive and the Company have executed and delivered this Agreement as of on the date set forth above, but actually on the date set forth below.

COMPANY:	CORAUTUS GENETICS, INC.

	By:	/s/ John R. Larson
John R. Larson Chairman of Governance Committee

	Date:	11/02/06

EXECUTIVE:	JACK W. CALLICUTT

/s/ Jack W. Callicutt

	Date:	11/02/06